Exhibit 99.1

Quest Software Stockholders Approve Acquisition by Dell

ALISO VIEJO, Calif., Sept. 25, 2012 – Quest Software, Inc. (NASDAQ: QSFT)

Quest Software, Inc. (NASDAQ: QSFT) (the “Company” or “Quest”) today announced that Quest’s stockholders approved the acquisition of Quest by Dell Inc. (“Dell”) at the meeting of Quest’s stockholders held today.

Closing of the transaction is subject to the satisfaction and waiver of remaining closing conditions.

About Quest

Established in 1987, Quest Software (NASDAQ: QSFT) provides simple and innovative IT management solutions that enable more than 100,000 global customers to save time and money across physical and virtual environments. Quest products solve complex IT challenges ranging from database management, data protection, identity and access management, monitoring, user workspace management to Windows management.

About Dell

Dell Inc. (NASDAQ: DELL) listens to customers and delivers worldwide innovative technology, business solutions and services they trust and value. For more information, visit www.Dell.com.

Dell is a trademark of Dell Inc. Dell disclaims any proprietary interest in the marks and names of others.

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Quest, Quest Software, and the Quest logo are trademarks or registered trademarks of Quest Software in the United States and certain other countries. All other names mentioned herein may be trademarks of their respective owners.

Forward-Looking Statements

This release may include predictions, estimates and other information that might be considered forward-looking statements, including, without limitation, statements relating to the completion of the Merger. These statements are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors. If the Merger is consummated, the Company’s stockholders will cease to have any equity interest in the Company and will have no right to participate in its earnings and future growth. Additional factors that may affect the future results of the Company are set forth in its filings with the Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2011 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, which are available on the SEC’s website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date thereof.

Media Contacts:	Investor Relations Contacts:
David Frink	Robert Williams
Dell Inc.	Dell Inc.
512.728.2678	512.728.7570
david_frink@dell.com	robert_williams@dell.com

Tracy Benelli	David Mehok
Quest Software, Inc.	Dell Inc.
949.754.8633	512.728.4225
tracy.benelli@quest.com	david_mehok@dell.com